EXHIBIT 23.1

            Consent of Independent Registered Public Accounting Firm
            --------------------------------------------------------



The  Board  of  Directors
Genesis  Bioventures  Inc.

We consent to the incorporation by reference in the registration statements on Form S-8 of Genesis Bioventures Inc. of our report dated April 6, 2004 with respect to the consolidated balance sheets of Genesis Bioventures Inc. as of December 31, 2003 and 2002, and the related consolidated statements of operations and stockholders' equity and cash flows for the years then ended and the period from inception on September 19, 1994 to December 31, 2003, which report appears in the Annual Report on Form 10-KSB/A2 of Genesis Bioventures Inc.

Our report dated April 6, 2004 contains an explanatory paragraph that states that the Company has suffered recurring losses from operations and negative cash flows from operations, which raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

/s/ KPMG  LLP
Chartered  Accountants

Vancouver,  Canada
August 30,  2004


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